Exhibit 99.3

Supplemental Financial Information – CFO Commentary

August 1, 2017

Document reference information

The commentary in this document can be referenced in the financial information found in the earnings release issued earlier today. The release can be found at investors.ZAGG.com, or in the Form 8-K furnished to the Securities and Exchange Commission website at sec.gov.

Second Quarter Summary Results

(Second quarter 2017 versus same period in the prior year. In millions, except per share amounts.)

	Second Quarter 2017			Second Quarter 2016
	ZAGG	mophie	Consolidated	ZAGG	mophie	Consolidated
Net Sales	$74.2	$41.0	$115.2	$67.8	$32.0	$99.8
Gross Margin	$27.8	$8.0	$35.8	$26.6	$4.3	$30.9
Gross Margin %	37%	20%	31%	39%	13%	31%
Net Income (Loss)			$3.4			$(1.0)
Earnings (Loss) per Share			$0.12			$(0.04)
Adjusted EBITDA			$12.1			$10.6

Sales by Category

	Second Quarter
	2017	% Total	2016	% Total
Screen Protection	$59.0	51%	$47.7	48%
Power Cases	$21.5	19%	$22.7	23%
Power Management	$19.9	17%	$11.9	12%
Audio	$7.7	7%	$6.2	6%
Keyboards	$5.9	5%	$10.0	10%
Other	$1.2	1%	$1.3	1%

Sales by Region/Channel

	Second Quarter
	2017	2016	% Growth
Domestic	$100.2	$90.2	11%
International	$15.0	$9.6	56%
Retail	$103.0	$87.2	18%
Online	$8.5	$8.8	(3%)
Franchise & Kiosks	$3.7	$3.8	(3%)

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2017 Second Quarter Results Discussion

(All comparisons are 2017 consolidated versus 2016 consolidated, unless otherwise noted)

Net sales

Net sales increased 15% to $115.2 million, compared to $99.8 million due primarily to increased sales of screen protection and power management products in key wireless and retail accounts, particularly in international markets.

Gross profit/margin

Gross profit increased to $35.8 million or 31%, compared to $30.9 million or 31%. Typically, the Company experiences higher gross profit margin in periods when the mix of screen protection products increases. Although the mix of screen protection products increased during the second quarter of 2017 to 51% of sales compared to 48% of sales in 2016, sales of curved glass for the Samsung Galaxy S8 occurred at temporarily lower gross margins than our historical glass products, resulting in lower margins than we would otherwise see in periods of increased mix of screen protection sales. The margin impact from sales of curved glass was offset by improved mophie gross profit margins which increased year-over-year driven primarily by amortization expense from the acquisition-related fair value inventory write-up in 2016, which did not recur in 2017.

Operating expense/margin

Operating expense decreased 6% to $30.3 million compared to $32.2 million and with the increase in sales, overall leverage improved to 26% of sales compared to 32% last year. The decrease in operating expense was primarily attributable to the following:

●	synergies realized from cost reduction initiatives,
●	a reduction in advertising and marketing spend, and
●	an overall reduction in amortization expense related to intangible assets.

Net income (loss)

Net income was $3.4 million compared to net loss of $(1.0) million. Earnings per share was $0.12 (on 28.2 million shares) compared to loss per share of $(0.04) (on 28.1 million shares)

Adjusted EBITDA

Consolidated Adjusted EBITDA was $12.1 million compared to $10.6 million.

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2017 Year-to-Date Summary Results

(First six months 2017 versus same period in the prior year. In millions, except per share amounts.)

	Year-to-Date 2017			Year-to-Date 2016
	ZAGG	mophie	Consolidated	ZAGG	mophie	Consolidated
Net Sales	$131.4	$76.8	$208.2	$122.6	$39.7	$162.3
Gross Margin	$52.1	$12.3	$64.4	$49.5	$5.1	$54.6
Gross Margin %	40%	16%	31%	40%	13%	34%
Net Loss			$(2.7)			$(4.3)
Diluted Loss per Share			$(0.10)			$(0.16)
Adjusted EBITDA			$14.8			$15.6

Sales by Category

	Year-to-Date
	2017	% Total	2016	% Total
Screen Protection	$101.7	49%	$88.4	54%
Power Cases	$43.9	21%	$27.8	17%
Power Management	$35.6	17%	$15.3	10%
Audio	$13.6	6%	$11.2	7%
Keyboards	$11.9	6%	$17.5	11%
Other	$1.5	1%	$2.1	1%

Sales by Region/Channel

	Year-to-Date
	2017	2016	% Growth
Domestic	$178.7	$145.1	23%
International	$29.5	$17.2	72%
Retail	$182.6	$140.3	30%
Online	$18.5	$14.5	28%
Franchise & Kiosks	$7.1	$7.5	(5)%

2017 Year-to-Date Results Discussion

(All comparisons are 2017 consolidated versus 2016 consolidated, unless otherwise noted)

Net sales

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Net sales increased 28% to $208.2 million, compared to $162.3 million due primarily to increased sales of screen protection, power cases, and power management products in key wireless and retail accounts. Sales growth outside the United States was particularly strong at $29.5 million compared to $17.2 million in the prior year, an increase of 72%.

It should be noted that first half 2016 sales include only four months of mophie sales as the acquisition occurred on March 3, 2016. Prior to the acquisition in 2016, mophie recorded sales of $17.3 million, which if added to the first half 2016 sales total of $162.3 million, the Company would still have realized an increase in sales over 2016 of $28.6 million or 16%.

Gross profit/margin

Gross profit increased to $64.4 million or 31%, compared to $54.6 million or 34%. The decrease in gross profit margin was primarily due to (1) a full six months of mophie operations in 2017, which generate lower gross profit margins than the ZAGG business unit and (2) temporarily lower gross profit margin on curved glass for the Samsung Galaxy S8, compared to historical gross margins on non-curved glass products. These items were offset by amortization expense from the acquisition-related fair value inventory write-up in 2016, which did not recur in 2017.

Operating expense/margin

Operating expense increased to $65.6 million compared to $59.7 million, and with the increase in sales, overall leverage improved to 32% of sales compared to 37% last year. The increase in operating expense was primarily attributable to the following:

●	the inclusion of two months of mophie operating expenses,
●	a non-cash charge of $2.0 million associated with the impairment of a patent, and
●	increased legal and travel expense.

These increases were partially offset by the following reductions in operating expense:

●	synergies realized from cost reduction initiatives,
●	a reduction in transaction-related costs,
●	a reduction in advertising and marketing spend, and
●	an overall reduction in amortization expense related to intangible assets.

Net loss

Net loss was $(2.7) million compared to net loss of $(4.3) million. Loss per share was $(0.10) (on 28.0 million shares) compared to loss per share of $(0.16) (on 27.9 million shares)

Adjusted EBITDA

Consolidated Adjusted EBITDA was $14.8 million compared to $15.6 million.

Balance Sheet Highlights (as of June 30, 2017)

(All balance sheet comparisons are versus December 31, 2016, unless noted.)

(In millions, excluding DSOs and Inventory turns.)	June 30, 2017		December 31, 2016		June 30, 2016
Cash and Cash Equivalents	$14.3		$11.6		$6.2
Account Receivables	$73.0		$83.8		$53.2
Inventory	$65.4		$72.8		$83.8
Total Debt	$47.7		$51.6		$75.3
Line of Credit	$30.7		$31.3		$50.5
Term Loan	$17.0		$20.3		$24.7
DSOs	58		67		59
Inventory Turns*
ZAGG business unit	8.8	X	8.7	X	7.1	X
mophie business unit	4.8	X	3.3	X	4.5	X

*Inventory turns defined as trailing 12 month sales divided by period-end inventory

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Total Debt

The Company has effectively managed its outstanding debt balance, which was reduced from $75.3 million in June 2016 to the quarter-end balance of $47.7 million.

Market Share Information

Screen Protection

The Company continues to see strong and consistent growth in cellphone screen protection market share. From the first quarter of 2014 to the second quarter of 2017, InvisibleShield cellphone screen protection quarterly dollar market share has increased from 29% to 54%1.

Battery Cases & Power Management

Since November 2016, mophie branded battery cases and portable power packs have experienced significant growth in dollar market share due to a combination of (1) new and innovative product launches and (2) an unconstrained mophie supply chain. Monthly battery case dollar market share increased from 40% to 64%2 from November 2016 to June 2017.

1 Source: The NPD Group, U.S. Retail Tracking Service, Cell Phone Device Protection, January 2014 through June 2017.

2 Source: The NPD Group, U.S. Retail Tracking Service, Charging Case, November 2016 through June 2017.

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Monthly portable power dollar market share increased from 20% to 28%3 from November 2016 to June 2017.

2017 Business Outlook

The Company reiterated annual guidance for 2017 as follows:

●	Net sales of $470 - $500 million
●	Gross profit margin as a percentage of net sales in a range of low to mid 30’s
●	Adjusted EBITDA of $71 - $75 million
●	Annual effective tax rate of approximately 35%

3 Source: The NPD Group, U.S. Retail Tracking Service, Mobile Power, Charger Type: Portable Power Packs, November 2016 through June 2017.

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*Growth on consolidated

*Growth on consolidated

Non-GAAP Financial Disclosure

ZAGG regularly discloses Adjusted EBITDA, a non-GAAP metric, in its financial releases. Readers should refer to the non-GAAP financial disclosures at the end of this document for information on the limitations of non-GAAP financial measures. An explanation of ZAGG’s use of this non-GAAP financial measure and the reconciliation between GAAP and non-GAAP measures required by SEC Regulation G is included in ZAGG’s press release today, which can be found at investors.ZAGG.com.

Readers are cautioned that Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, other income (expense), mophie transaction costs, mophie fair value inventory write-up related to acquisition, mophie restructuring charges, mophie employee retention bonus, and impairment of intangible asset) is not a financial measure under US generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with GAAP, or as an indicator of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. We present Adjusted EBITDA because we believe that it is helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

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Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG’s products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for (or recalls or withdrawals of) new mobile devices by major manufacturers like Samsung and Apple; (e) the ability to successfully integrate new operations or acquisitions, specifically including mophie inc., (f) the impact of inconsistent quality or reliability of new product offerings; (g) the impact of lower profit margins in certain new and existing product categories, including certain mophie products; (h) the impacts of changes in economic conditions, including on customer demand; (i) managing inventory in light of constantly shifting consumer demand; (j) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber-attacks, terrorist incidents, or the threat of terrorist incidents; (k) adoption of or changes in accounting policies, principles, or estimates; and (l) the resolution of the dispute over the acquisition date value of the mophie net working capital accounts with the former mophie shareholders. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG’s most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - “Risk Factors” in the Form 10-K and Management’s Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

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